Exhibit 99.1

Rogers Corporation Reports All-Time Record Quarterly Sales for the Second Quarter of 2014

  All-time record quarterly net sales of $153.5 million, up 15.9%
  37.2% gross margin -- up 330 basis points relative to prior year non-GAAP measure
  10.6% operating margin -- up 50 basis points relative to prior year non-GAAP measure
  Increased level of investments in business process improvement and M&A projects

ROGERS, Conn.--(BUSINESS WIRE)--July 29, 2014--Rogers Corporation (NYSE:ROG) today announced financial results for the second quarter of 2014, reporting all-time record net sales of $153.5 million and net income from continuing operations of $0.58 per diluted share. Second quarter 2013 net sales were $132.5 million with net income from continuing operations of $0.32 per diluted share, which included net special charges of $0.21 per diluted share.

Bruce D. Hoechner, President and CEO commented: "We are very pleased to report that in the second quarter we achieved strong top-line performance and continued to improve our gross margins. Growth across each of the business segments led Rogers to record all-time quarterly net sales.

On the spending side, our selling and administrative expenses increased as we accelerated investments in business systems that will allow us to scale the company more efficiently and in our evaluation efforts of M&A opportunities. We also had a significant increase in bonus accruals due to our very strong first half performance and current strength of the business. We believe the investments we are making in the near term will position us to build upon the excellent top-line growth we've achieved over the past several quarters.

We believe Rogers’ strong sales performance reflects the health of the businesses and our participation in growing markets with strong tailwinds. In our view, these factors will continue to have a positive impact on the Company’s results."

Business Segment Discussion

Printed Circuit Materials

Printed Circuit Materials reported all-time record quarterly net sales of $61.5 million for the second quarter of 2014, an increase of 34.9% from the $45.6 million reported in the second quarter of 2013. This strong growth was driven primarily by significant demand for high frequency materials to support wireless base station and antenna applications in connection with the global 4G/LTE infrastructure build-out, especially in China. In addition, there was increased demand for automotive radar applications for Advanced Driver Assistance Systems and certain applications in handheld devices for improved internet connectivity.

Power Electronics Solutions

Power Electronics Solutions reported net sales of $42.9 million for the second quarter of 2014, an increase of 5.2% compared to second quarter 2013 net sales of $40.8 million. This increase was led by strong growth in curamik® direct bonded copper substrates in x-by-wire and energy efficient motor drive applications across all regions. In addition, RO-LINX® power distribution systems experienced increased orders in mass transit and energy efficient drive applications in Asia and Europe. These increases more than offset weaker demand in laser diode and hybrid electric vehicle applications during the quarter.

High Performance Foams

In the second quarter of 2014, High Performance Foams reported net sales of $42.8 million, an increase of 7.2% compared to second quarter 2013 net sales of $39.9 million. The increase in net sales is primarily due to increased demand in battery applications for hybrid electric vehicles, as well as mass transit and consumer applications for cushioning, sealing and impact protection materials. Demand for High Performance Foams products from the mobile internet device market, including feature phones, was relatively flat this quarter.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $12.8 million this quarter, an increase of 1.6% compared to the $12.6 million sold in the second quarter of 2013. The increase is due to generally improved demand across most end markets.

Operational Highlights

Rogers ended the second quarter of 2014 with cash and cash equivalents of $218.7 million, an increase of $26.8 million, or 14.0%, from $191.9 million at December 31, 2013. Capital expenditures were approximately $8.1 million for the second quarter and $10.3 million year-to-date 2014, and are expected to total approximately $25.0 million for the year.

The Company’s gross margin improved to 37.2% in the second quarter of 2014 from the 33.9% non-GAAP (33.5% GAAP) gross margin reported in the second quarter of 2013. The improvement was driven by the increased operating leverage on the increased sales volumes and by the operational efficiency improvement initiatives undertaken over the past year. Operating margin for the second quarter of 2014 was 10.6% compared to the non-GAAP of 10.1% (6.1% GAAP) in the second quarter of 2013, reflecting good progress on the Company’s overall goal to improve operating performance. Non-GAAP to GAAP reconciliations appear at the end of the press release.

The increase in selling and administrative expenses was driven by incentive compensation accruals, accelerated investments in internal process improvement projects and M&A evaluation efforts, Chief Financial Officer transition expenses, and other severance costs. The strong top-line performance makes this an opportune time to invest in business process improvements and M&A efforts in order to support the Company’s growth expectations.

The Company’s 2014 second quarter effective tax rate was 33.9%, higher than expected due to improved operating performance in higher tax jurisdictions. The Company currently projects its effective tax rate for 2014 will be approximately 29%.

Outlook

The Company projects third quarter 2014 net sales to be between $153 to $159 million with net income from continuing operations of between $0.65 and $0.75 per diluted share.

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 182 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, advanced transportation and other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; High Performance Foams for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Printed Circuit Materials for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the uncertain outlook for global economic growth, particularly in several of our key markets; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the possibility that changes in technology or market requirements will reduce the demand for our products; the possibility of significant declines in our backlog; the possibility of breaches of our information technology infrastructure; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility of adverse effects resulting from the expiration of issued patents; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; the possibility of increasing levels of excess and obsolete inventory; increases in our employee benefit costs could reduce our profitability; the possibility of work stoppages, union and work council campaigns, labor disputes and adverse effects related to changes in labor laws; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials, labor, transportation and utilities; changes in environmental and other governmental regulation which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission ("SEC"), including those in Item 1A, Risk Factors, of the Company's Form 10-K for the year ended December 31, 2013 and subsequent Securities and Exchange Commission filings.

Additional Information and July 30, 2014 Conference Call

For more information, please contact the Company directly, via email or visit the Rogers website.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2014 second quarter results will be held on Wednesday, July 30, 2014 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed under the investor relations sections of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
David Mathieson, Vice President Finance and CFO
Robert C. Daigle, Senior Vice President and CTO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, August 6, 2014. The passcode for the audio replay is 60797684.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net sales	$153,495	$132,452	$300,135	$258,432
Cost of sales	96,357	88,023	189,078	172,713
Gross margin	57,138	44,429	111,057	85,719

Selling and administrative expenses	34,499	25,547	62,097	50,753
Research and development expenses	6,420	6,250	11,283	11,519
Restructuring and impairment charges	-	4,525	-	4,525
Operating income	16,219	8,107	37,677	18,922

Equity income in unconsolidated joint ventures	1,062	762	2,039	1,291
Other income (expense), net	(76)	(177)	(1,268)	(766)
Net realized investment gain (loss)	-	-	-	-
Interest income (expense), net	(720)	(830)	(1,468)	(1,735)
Income before income tax expense	16,485	7,862	36,980	17,712

Income tax expense	5,583	2,279	11,498	5,152
Income (loss) from continuing operations	10,902	5,583	25,482	12,560
Income (loss) from discontinued operations, net of income taxes	-	(18)	-	102
Net income	$10,902	$5,565	$25,482	$12,662

Basic net income (loss) per share:
Income from continuing operations	$0.60	$0.33	$1.41	$0.73
(Loss) from discontinued operations	-	-	-	0.01
Net Income	$0.60	$0.33	$1.41	$0.74

Diluted net income (loss) per share:
Income from continuing operations	$0.58	$0.32	$1.37	$0.71
(Loss) from discontinued operations	-	-	-	0.01
Net Income	$0.58	$0.32	$1.37	$0.72

Shares used in computing:
Basic	18,158,244	17,107,727	18,054,543	17,090,093
Diluted	18,688,238	17,599,481	18,618,998	17,636,440

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$218,692	$191,884
Accounts receivable, net	102,360	85,126
Accounts receivable from joint ventures	1,974	1,897
Accounts receivable, other	2,857	2,638
Taxes receivable	89	1,578
Inventories	63,323	66,889
Prepaid income taxes	4,156	5,519
Deferred income taxes	7,789	7,271
Asbestos related insurance receivables	7,542	7,542
Other current assets	9,854	7,363
Total current assets	418,636	377,707

Property, plant and equipment, net	146,796	146,931
Investments in unconsolidated joint ventures	19,223	18,463
Deferred income taxes	40,847	44,854
Pension Asset	4,047	2,982
Goodwill	108,632	108,671
Other intangible assets	45,874	49,171
Asbestos related insurance receivables	49,508	49,508
Investments, other	507	507
Other long term assets	7,437	7,740
Total assets	$841,507	$806,534

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,907	$17,534
Accrued employee benefits and compensation	24,562	29,724
Accrued income taxes payable	2,917	4,078
Current portion of lease obligation	842	849
Current portion of long term debt	20,000	17,500
Asbestos related liabilities	7,542	7,542
Other current liabilities	18,025	12,813
Total current liabilities	97,795	90,040

Long term debt	50,000	60,000
Long term lease obligation	6,960	7,170
Pension liability	-	5,435
Retiree health care and life insurance benefits	9,649	9,649
Asbestos related liabilities	52,205	52,205
Non-current income tax	11,045	10,208
Deferred income taxes	16,204	16,077
Other long term liabilities	340	223

Shareholders’ equity
Capital stock	18,227	17,855
Additional paid in capital	127,930	110,577
Retained earnings	464,027	438,545
Accumulated other comprehensive income (loss)	(12,875)	(11,450)
Total shareholders’ equity	597,309	555,527
Total liabilities and shareholders’ equity	$841,507	$806,534

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Gross Margin and Operating Margin from Continuing Operations for the Second Quarter of 2013:

The following tables include non-recurring charges related to special adjustments:

Gross Margin	Q2 2013
GAAP gross margin from continuing operations	33.5%
Curamik reorganization charges	0.1
Union contract ratification bonus	0.3

Total special charges	0.4

Non-GAAP gross margin from continuing operations	33.9%

Operating Margin	Q2 2013
GAAP operating margin from continuing operations	6.1%
Severance and related charges	2.3
Pension curtailment/settlement charges	1.2
Curamik reorganization charges	0.3
Other special charges	0.3
Total special charges	4.0

Non-GAAP operating margin from continuing operations	10.1%

CONTACT:
Rogers Corporation
Financial News Contact:
David Mathieson, 860-779-4033
Vice President Finance and Chief Financial Officer
Fax: 860-779-5509
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com